Exhibit 16.1

March 18, 2016

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20459

United States

Dear Sirs:

CHINAWE.COM INC.

We have read Item 4.01(a) of Chinawe.com Inc.’s Form 8-K dated March 18, 2016, which discusses the resignation of Parker Randall CF (H.K.) CPA Limited as its independent accountants, and we agree with the statements made therein except for the fifth and sixth paragraphs for which we have no basis to agree or disagree.

Yours faithfully,

/s/ Parker Randall CF (H.K.) CPA Limited

Parker Randall CF (H.K.) CPA Limited